Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No.2 to the Registration Statement of our report dated March 27, 2013, relating to the consolidated financial statements of Royal Bancshares of Pennsylvania, Inc.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ ParenteBeard LLC

Philadelphia, Pennsylvania
November 1, 2013

ADDITIONAL GUIDANCE AND PRACTICE POINTS

1.	The language in parenthesis “and the effectiveness of internal control over financial reporting” is required if the S-1 incorporates the auditor’s reports by reference or includes/incorporates by reference the auditor’s internal control report. If the dates of the audit report on the consolidated financial statements and the report on internal control are different, modify the language to identify the appropriate dates of each report.

The auditor should refer to Chapter 26, “Auditor’s Reports,” for further guidance on SEC rules and regulations.